Exhibit 10.1

September 24, 2019

Rodney O. Martin, Jr.

Voya Financial, Inc.

230 Park Avenue

13th Floor

New York, N.Y. 10169

Re: Amended Employment Agreement

Dear Rod:

This letter agreement (the “Amendment”) amends and extends your Employment Agreement, dated as of December 11th, 2014 (the “2014 Agreement”), as previously amended pursuant to amendment agreements dated September 17, 2017 and September 27, 2018 (the 2014 Agreement, as so amended, the “Current Agreement”, and the Current Agreement, as hereby amended, the “Agreement”) with Voya Financial, Inc., a Delaware corporation (the “Company”). All capitalized terms used and not expressly defined herein shall have the meaning set forth in the Current Agreement. Except as expressly amended herein, all provisions of the Current Agreement shall remain in effect through the end of the Term (as extended hereby and as it may be mutually agreed to be further extended).

1. Extension of Term; Additional Mutual Option to Further Extend Term.

This Amendment shall be effective as of the date set forth above (the “Amendment Effective Date”). Effective as of the Amendment Effective Date, you and the Company agree that, unless terminated earlier as provided in Section 5 of the Agreement, the Term of the Agreement will end on December 31, 2021; provided, however, that, prior to July 1, 2021, you and the Company may mutually agree to extend the Term of the Agreement by an additional year to December 31, 2022. Notwithstanding anything herein to the contrary, in the event that you and the Company agree that this Agreement shall expire as of the end of the Term, such expiration shall not constitute a termination by the Company without Cause or by you for Good Reason.

2. Your Compensation.

Section 3 of the Current Agreement is hereby amended and restated in its entirety to read:

“3. Your Compensation

(a) Base Salary. During your employment, for periods before January 1, 2020, you will receive an annual base salary (your “Salary”) in an amount not less than $1,000,000, payable semi-monthly in accordance with the Company’s regular payroll practices. On January 1, 2020, your Salary shall increase to an amount not less than $1,200,000.

(b) Incentive Compensation Plan. During your employment, you will be eligible to participate in the Incentive Compensation Plan (as it may be amended from time to time, the “ICP”) for each fiscal year of the Company beginning during your employment. Starting with fiscal year 2018, your target bonus opportunity under the ICP for each fiscal year will be equal to 225% of your Salary for such year (“ICP Target Opportunity”) with any actual award (higher or lower) determined by the Compensation and Benefits Committee of the Board (the “Committee”) based on the Company’s actual performance, subject to the terms and conditions of the ICP. Your ICP awards shall be subject to terms and conditions no less favorable than those applicable to other senior executive officers of the Company with respect to their annual incentive award opportunities.

(c) Long-Term Incentive Plans. During your employment, starting in fiscal year 2020, you will be eligible to receive a long-term incentive award opportunity in each fiscal year of the Company beginning during your employment (which grant shall be made no later than such date in the calendar year when long-term incentive award grants are made to other senior executive officers), with a target value equal to 750% of your Salary (“Target LTI Opportunity”) with any actual award (higher or lower) determined by the Committee based on the Company’s actual performance, subject to the terms and conditions of the applicable long-term incentive plan of the Company under which such awards are granted and with the form(s) of the award (e.g., performance units, restricted stock units, options or other awards) and performance metrics to be determined by the Committee in its discretion.

(d) Benefit Plans. During your employment, you will be entitled to participate in each of the Company’s employee benefit and welfare plans, including plans providing retirement benefits or medical, dental, hospitalization, life or disability insurance, on a basis that is at least as favorable as that provided to other senior executives of the Company generally.”

3. Termination of Employment Without Cause or by you for Good Reason Within Two Years Following a Change in Control.

Section 6(e) of the Current Agreement is hereby amended and restated in its entirety to read:

“(e) Without Cause or by you for Good Reason Within Two Years Following a Change in Control. Subject to Section 6(g) and 6(i) below, if, during the Term, the Company terminates your employment without Cause or you terminate your employment for Good Reason within two (2) years following a Change in Control:

(1) The Company will pay you your Accrued Compensation and will provide you with the Other Benefits.

(2) The Company will pay you your CIC Pro-Rata ICP Award. Your “CIC Pro-Rata ICP Award” will be equal to your ICP Award Opportunity multiplied by a fraction the numerator of which is the number of days of your employment since the fiscal year ending before Termination Notice and the denominator of which is 365.

(3) The Company will pay you a lump sum severance payment in an amount equal to (A) your Salary plus your ICP Award Opportunity (not taking into account any reductions to those amounts which would constitute Good Reason) multiplied by (B) two-and-a-half (2.5).

(4) If you elect continuation coverage under the Company’s group health plan(s) pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), the Company will reimburse you for your premiums for 18 months, on a monthly basis within 30 days following your payment of such premium.

(5) Any restricted stock units, performance share units, restricted stock, stock options or any other equity-based awards granted to you after the Effective Date will continue to be vested and settled and shares delivered (or be exercisable) on the scheduled dates set forth in the agreements evidencing such awards without regard to any provisions regarding the effect of a termination of employment on such awards but otherwise subject to the terms and conditions set forth therein; provided, however, to the extent such treatment would not cause a violation of Section 409A of the Code (as defined below), if the award agreement for any outstanding restricted stock unit, performance share unit or other equity-based award granted to you after the Effective Date provides for any accelerated vesting or settlement, to the extent applicable to you, such provisions will supersede the vesting and settlement timing set forth in this Section 6(e)(5).”

4. General Provisions.

(a) The provisions of Sections 10 and 11 of the Current Agreement shall apply equally to this Amendment.

(b) Consideration. This Amendment is in consideration of the mutual covenants contained in it. You and the Company acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding.

(c) Counterparts. This Amendment may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

Very truly yours,

VOYA FINANCIAL., INC.

By:	/s/ Kevin Silva
Name:	Kevin Silva
Title:	Executive Vice President and Chief Human Resources Officer

AGREED AND ACKNOWLEDGED:

/s/ Rodney O. Martin, Jr.
Rodney O. Martin, Jr., Chairman and Chief Executive Officer